Exhibit 10.60

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”) is made and entered into effective as of December 16, 2013 (the “Amendment Effective Date”) by and between Histogen, Inc., a corporation organized under the laws of the State of Delaware, having a place of business at 10655 Sorrento Valley Road, San Diego, California 92121 (“Histogen”) and Suneva Medical, Inc., a corporation organized under the laws of the State of Delaware, having a place of business at 5870 Pacific Center Boulevard, San Diego, California 92121 (“Suneva”).

WHEREAS, Suneva and Histogen previously entered into that certain License Agreement dated as of February 3, 2012 (the “Original Agreement”), and the parties wish to amend and restate the Original Agreement in its entirety, maintaining, except as otherwise expressly stated, the original February 3, 2012 “Effective Date”);

WHEREAS, Histogen is the sole owner of, or has licensed in, the Licensed Intellectual Property (as defined below);

WHEREAS, Histogen is the developer and owner of the ReGenicaTM line of topical skin care products;

WHEREAS, Histogen and Suneva, as a condition to entering into this Agreement, are also entering into an Amended and Restated Supply Agreement dated as of the date hereof (the “Supply Agreement”); and

WHEREAS, Suneva desires to obtain, and Histogen wishes to grant to Suneva, an exclusive, royalty-bearing license to the Licensed Intellectual Property, ReGenica Products, and certain future products to be developed in the Field of Use and in the Territory ( each as defined below), subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

Definitions

For the purposes of this Agreement, the following capitalized words and phrases shall have the following meanings:

1.1 “Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended to date and as may be further amended from time to time during the Term (as defined below), and the regulations promulgated with respect thereto.

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1.2 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person, only for so long as such control continues to exist. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent ( 50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.3 “Applicable Law” means all laws, rules, regulations and guidelines within the Territory (including, but not limited to, the Act and all regulations promulgated thereunder), as existing as of the Effective Date and as may be amended from time to time thereafter, that apply to the import, export, research and development, manufacture, marketing, distribution and/or sale of Products in the Territory or the performance of either party’s obligations under this Agreement, in each case to the extent applicable and relevant to such party.

1.4 “Encumbrance” means any lien, license, security interest, pledge, option or other encumbrance, restriction or limitation of any kind whatsoever that would (if ever enforced or exercised) prevent Suneva from ( or otherwise adversely impact Suneva in) fully exercising or otherwise exploiting the rights granted under Section 2.1 and elsewhere in this Agreement.

1.5 “CCM” or “Cell Conditioned Media” means any tissue culture media conditioned by newborn fibroblast cells that when grown under simulated embryonic conditions, become multipotent stem cells, however created, developed, manufactured or otherwise utilized by Histogen or its Affiliates.

1.6 “Change of Control” means a change in the ownership of Histogen ( as defined by either the acquisition or control of a majority interest in the equity of Histogen or control of a majority of the Histogen Board of Directors by any company manufacturing or marketing medical aesthetics products or in connection with an initial public offering by Histogen or a reverse merger transaction pursuant to which Histogen becomes a public reporting company) or a change in the ownership or control of the Licensed Intellectual Property or Products; but excluding however, any Control that might be acquired by Lordship Ventures, LLC (or its Affiliates) or any other equity owner of Histogen, in which case, said equity owner shall have the same rights and responsibilities with respect to this License Agreement and the Supply Agreement as Histogen.

1.7 “Control” means with respect to any item of or right under any Patents, Technical Information, or Trademarks or any other Intellectual Property Rights, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a party or, if applicable, any of its Affiliates to grant a license or sublicense of such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such party would be required hereunder to grant the other party such license or sublicense and without payment of additional consideration to such Third Party.

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1.8 “Cover” or “Covering” means, (i) with respect to a Patent, that at least one Valid Claim of such Patent would be infringed by the product, method, use, or device, as applicable, and (ii) with respect to any other Intellectual Property Right, that the product, method, use or device would infringe or misappropriate such rights unless a license were granted.

1.9 “FDA” means the United States Food and Drug Administration and any successor entity thereto.

1.10 “Field of Use” means Products used to address any symptom or condition, including without limitation, the signs, symptoms and appearance of aging skin, as dispensed, directly or indirectly, by a physician from the physician’s office, clinic, hospital, medical spa or website. Only medical spa or website accounts with an associated medical license number will be within the Field of Use.

1.11 “Finished Product” means a saleable Product in final trade dress and packaging.

1.12 “First Commercial Sale” shall mean the first sale by Suneva, or its Affiliates or Sublicensees, of a Product for use or consumption by the general public. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar uses shall not be considered to constitute a First Commercial Sale.

1.13 “GAAP” means U.S. generally accepted accounting principles as in effect at the relevant time or for the relevant period applied on a consistent basis during the period involved.

1.14 “Competition” means, on a Product-by-Product basis, the commercial launch of a Similar Product in the Territory after the Effective Date. It shall be Suneva’s burden to establish by a preponderance of the evidence that Competition exists. Non-limiting examples of objective evidence by which Suneva may demonstrate the existence of Competition include websites, advertisements, point of sale displays, and exhibits at tradeshows.

1.15 “ReGenica Products” means current topical products from Histogen’s ReGenica product line, including “Day”, “Overnight” and “Post-Resurfacing” products, along with any future topical products developed, manufactured or sold by Histogen that contain or utilize CCM for skin care and facial cosmetic applications. Histogen represents that the ReGenica Products (as finished goods and if properly handled and stored per Histogen’s instructions) have a twenty-four (24) month shelf life.

1.16 “Similar Product” means any product, other than a Product introduced by Suneva or its Affiliates, that contains CCM or similar technology as an ingredient that is marketed in the Field of Use and does not require approval or clearance by Regulatory Authority prior to sale.

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1.17 “Improvements” means any adaptation, change, redesign, modification, invention, discovery, enhancement or development conceived, reduced to practice, developed or made after the Effective Date and (i) incorporated into a Product, (ii) made with respect to the specifications, the raw materials or the method or process of manufacture or production of a Product, including, but not limited to, any product which uses CCM or similar technology and performs the same function as a Product, (iii) incorporating, utilizing, or developed utilizing, Technical Information to create a Similar Product, (iv) requiring the practice of an invention claimed in the Patent Rights to create a Similar Product, or (v) serves to create a Similar Product.

1.18 “Intellectual Property Rights” means any and all patent rights, copyright rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including, but not limited to, any application therefore) whether now known or hereafter existing.

1.19 “Joint Improvement” means an Improvement with respect to which employees and/or agents of both Histogen and Suneva are joint inventors in the course of performing any of their respective activities under this Agreement or under the Supply Agreement, regardless of whether any Third Parties are also joint inventors, including, without limitation, all Intellectual Property Rights therein. Inventorship for Joint Improvements shall be determined in accordance with the patent laws of the United States (Title 35, United States Code).

1.20 “Joint Patent” means any Patent Covering a Joint Improvement.

1.21 “Licensed Intellectual Property” means, collectively: (i) the Patent Rights, (ii) the Technical Information, (iii) Histogen Improvements and (iv) Histogen’s interest in any Joint Improvements and Joint Patents.

1.22 “Net Sales” means the gross amounts invoiced by Suneva or any Sublicensee for sales of Products to Third Parties (“Customers”), less the following deductions determined in accordance with GAAP, as consistently applied by Suneva (and not recovered or reimbursed to Suneva or any of its Sublicensees) relating to such Product sales:

(a)	trade (including to physician practices), cash and quantity discounts, allowances and credits;

(b)	credits, price adjustments and/or allowances for damaged products, product returns and/or rejections of products;

(c)

chargeback payments, fees, rebates ( or the equivalent thereof), price protection and shelf stock adjustments; reprocurement charges and other similar charges; inventory management fees paid or granted to physician practices, group purchasing organizations, managed health care organizations, wholesalers, pharmaceutical benefits managers or other similar organizations or to federal, state/provincial, local and other governments, including their agencies (including, but not limited to, any payments required by law to be made under Medicaid, Medicare or other government medical assistance programs), or to trade customers;

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(d)	reasonable outbound transportation prepaid or allowed and reasonable transportation insurance; and

(e)

sales, value-added, and excise taxes, tariffs and duties, and other taxes and other governmental charges related to sale, importation or exportation (but not including taxes assessed against the income derived from such sale).

Notwithstanding anything to the contrary, the transfer of a Product shall not be considered a sale of a Product under this Agreement to the extent such transfer is for only nominal consideration and (i) is solely in connection with the research, development or testing of a Product, or (ii) is for sample purposes. It is understood that the majority of samples are to be packaged in volumes of 5mL or less. However, it is also acknowledged that a reasonable quantity of full sized samples is needed for display and promotional purposes. For the sake of clarity, in the case of a sale, lease, license or other conveyance (“Transfer”) of a Product within Suneva or between or among Suneva, its Affiliates or any of its other Sublicensees, solely for further transfer by such transferee to a Customer, Net Sales shall be based on the further Transfer of such Product by such transferee to any such Customer.

Notwithstanding the foregoing, and solely for the purpose of calculating Royalties pursuant to Section 6.2 below, Net Sales shall not be less than $60 per 1.5oz unit of the ReGenica Day and Overnight Products, respectively, and 1.0oz of the ReGenica Post-Resurfacing Product.

1.23 “Patent” means any patent or patent application, including, without limitation, any United States provisional application, any United States non-provisional application, and any continuation, continuation-in-part, divisional, registration, confirmation, revalidation, reissue, substitution, reexamination, renewal, PCT application, patent term extension, SPC, and utility model, as well as all related extensions or restorations of terms thereof.

1.24 “Patent Rights” means: (i) all Patents set forth on Schedule A; (ii) any other Patents (excluding the Joint Patents), whether existing as of the Effective Date or arising thereafter, that at any time during the Term are owned or otherwise Controlled by Histogen and that have at least one Valid Claim Covering the composition of matter, method, manufacture, formulation, sale or use of any Product in the Field of Use in the Territory; and (iii) any and all Patents and other rights issuing from, or filed subsequent to the Effective Date of this Agreement and based on or claiming priority to or from, any of the Patents described in the preceding clause (i) of this definition, including, but not limited to, any Patents resulting from any of the foregoing.

1.25 “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint venture, non-profit organization, pool, syndicate, sole proprietorship, unincorporated organization, university, governmental authority or any other form of entity not specifically listed herein.

1.26 “Histogen Improvement” means any Improvement with respect to which employees, agents and/or subcontractors of Histogen are sole inventors in the course of performing any of the activities under this Agreement or under the Supply Agreement, including, without limitation, all Intellectual Property Rights therein. Inventorship for Histogen Improvements shall be determined in accordance with the patent laws of the United States (Title 35, United States Code).

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1.27 “Product” means any topical formulation utilizing CCM or similar technology developed by Histogen as an ingredient. For clarity, “Product” includes the ReGenica Products, including any and all Improvements, formulations, strengths and dosages thereof, and (i) any formulation of any topical product which contains CCM or similar technology even if in combination with any other ingredient or (ii) any other product developed by Histogen for the Field of Use. “Product” does not include any Regulated Product (as defined in Section 2.4).

1.28 “Regulatory Authority” means any administrative agency responsible for the regulation of cosmetic or pharmaceutical products intended for human use, including, but not limited to, the FDA, and any other applicable administrative agency in the Territory having the aforementioned responsibilities and any successor entities thereto.

1.29 “Regulatory Filings and Approvals” means any and all permits, licenses, approvals, designations and authorizations required by any Regulatory Authority as a prerequisite to the development, manufacturing, packaging, marketing, selling and/or use of a Product in the Field of Use in any jurisdiction in the Territory, or otherwise issued by any Regulatory Authority with respect to any Product in the Field of Use in any jurisdiction in the Territory, as well as any applications for any of the foregoing filed with any Regulatory Authority.

1.30 “Royalty Term” means, with respect to each Product, a period starting on the date of the First Commercial Sale of such Product in the Territory and expiring upon the last sale of any such Product by Suneva, or its Affiliates or Sublicensees, as authorized by this Agreement.

1.31 “Sublicensee” means any Third Party or Affiliate of Suneva that has entered into an agreement with Suneva sublicensing to such Third Party or Affiliate pursuant to Section 2.2 any of the rights granted to Suneva by Histogen pursuant to Section 2.1. For clarity, “Sub licensee” includes, but is not limited to, any Third Party that is sublicensed or otherwise authorized by Suneva to import, export, offer for sale, sell or otherwise promote, market and distribute Products in the Territory, but which has no right to make or have made any Products, such as distributors or value added resellers.

1.32 “Technical Information” means (i) any technical, scientific and other data, information and know-how (including, but not limited to, any biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, and further including, but not limited to, study designs and protocols, assays and biological methodology) that (a) is described on Schedule B, (b) was or is used, created or developed either by or on behalf of Histogen, and relates directly to a Product in the Field of Use or (c) is at any time during the Term owned or otherwise Controlled by Histogen, whether existing as of the Effective Date or arising thereafter, and is necessary for the development, use or manufacture of Products for the Field of Use and (ii) any and all Intellectual Property Rights embodied in

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or associated with any of the foregoing; provided, however, that notwithstanding anything to the contrary, the Technical Information shall not include any Joint Patents or Joint Improvements nor shall it include certain Histogen core technical information necessary to manufacture CCM (“CCM Technical Information”).

1.33 “Territory” means all countries and jurisdictions throughout the world with the exception of South Korea, China ( excluding Hong Kong, S.A.R.) and India.

1.34 “Third Party” mean any Person other than Histogen, Suneva and their respective Affiliates.

1.35 “Trademark” means any rights to: (i) the REGENICA trademark; (ii) any and all trademarks, service marks, trade names, logos and trade dress specific to or typically used by Histogen with the REGENICA trademark or with any ReGenica Products; and (iii) any and all applications, registrations, common law rights and other rights with respect to any of the foregoing.

1.36 “Suneva Improvement” means any Improvement with respect to which employees, agents and/or subcontractors of Suneva are sole inventors in the course of performing any of the activities under this Agreement including, without limitation, all Intellectual Prope1ty Rights therein. Inventorship for Suneva Improvements shall be determined in accordance with the patent laws of the United States (Title 35, United States Code).

1.37 “Valid Claim” means a claim pending (and not abandoned by Histogen) in a Patent application included within the Patent Rights, or an issued and unexpired claim in a Patent included within the Patent Rights, which claim, in each case (i) has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise and (ii) would but for the license granted hereunder, be infringed by the manufacturing, use, import, export, development, distribution, marketing, promotion, offer to sell and sale of a Product in the Field of Use in the Territory.

ARTICLE 2

License Grant

2.1 Grant of License

2.1.1 License Grant

During the Term and subject to Suneva’s compliance with the terms and conditions of this Agreement, Histogen, on behalf of itself and its Affiliates, hereby grants to Suneva an exclusive (even as to Histogen and its Affiliates), royalty-bearing, transferable (to the extent permitted under Section 15.2 below) license, with the right to grant sublicenses in accordance with Section 2.2, under the Licensed Intellectual Property, solely in the Field of Use and within the Territory and

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solely to make, have made, use, import and export, develop, register, warehouse, distribute, market, promote, offer to sell, sell and otherwise commercially exploit the Product throughout the Territory. In the event of a Triggering Event (as defined in the Supply Agreement), Histogen, on behalf of itself and its Affiliates without any further action or requirement, shall grant to Suneva a non-exclusive, transferable (to the extent permitted under Section 15.2 below) license, with the right to grant sublicenses in accordance with Section 2.2, under the CCM Technical Information, solely in the Field of Use and within the Territory and solely to make, have made, use, import and export, develop, register, warehouse, distribute, market, promote, offer to sell, sell and otherwise commercially exploit the Product throughout the Territory.

2.1.2 Manufacture

Notwithstanding the foregoing license to make and have made, Suneva shall not manufacture, make or have made the CCM ingredient for the Products other than in accordance with the Supply Agreement.

2.1.3 Reserved Right

Notwithstanding the foregoing exclusive license grant, Histogen reserves and retains the right to perform directly or indirectly, any and all research and development activities concerning CCM and Products as Histogen deems appropriate. Further, the exclusivity described above in Section bl shall not preclude Histogen from performing its obligations under the Supply Agreement. Additionally, Histogen retains the right to sell CCM to a Third Party for the medical spa market to be dispensed solely in a concentration of up to one-tenth of the CCM concentration for the Products through equipment that delivers a multi-step dermabrasion-like therapy. Under no circumstances will Histogen or a Third Party use the ReGenica trademark or make any reference or comparison to the ReGenica Products. Additionally, Histogen will not sell or license CCM or any permitted product to a Third Party unless the Third Party agrees to these restrictions and Suneva is named as a third party beneficiary to such agreement. Likewise, under no circumstances will Suneva use the trademark of, or make any reference or comparison to, non-regulated cosmetic products developed and marketed by other Histogen partners.

2.1.4 Trademark Assignment

Histogen hereby assigns and transfers all worldwide rights, title and interests in the Trademark to Suneva and agrees to execute all documents provided by Suneva to effect such assignment and transfer, including any documents required to remove any liens or encumbrances on the Trademark. Histogen solely owns, and has at all times maintained sole ownership of, all right, title, and interest in and to the Trademark, including the exclusive, absolute, irrevocable right, title and interest thereto, free and clear of any encumbrances. To the knowledge of the Histogen Parties, the Trademark does not infringe, or misappropriate any copyright, trademark, service mark, trade secret or other Intellectual Property Right of any Third Party. To the knowledge of the Histogen Parties, the Trademark is and shall be valid and enforceable. To the knowledge of the Histogen Parties, there has not been and is not currently any infringement, misappropriation or unauthorized use by any Third Party of the Trademark.

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2.2 Sublicensing

Suneva shall have the right to sub license any of the rights granted in Section 2.1 to one or more of its Affiliates and/or Third Pa1iies only upon obtaining Histogen’s prior written consent, which consent will not be withheld unreasonably; provided, however, that Suneva shall secure all appropriate covenants, obligations and rights from any permitted Sublicensee, including, but not limited to, licenses, Intellectual Property Rights and confidentiality obligations, to ensure that such Sublicensee is subject to, and Suneva can comply with, all of Suneva’s covenants and obligations to Histogen under this Agreement. Suneva’s rights to sublicense are limited as expressly set forth in this Section 2.2. Suneva shall (i) provide Histogen in writing a complete copy of each sublicense agreement entered by it under this Agreement and (ii) name Histogen as a third party beneficiary in any such sublicense agreement; provided, however, that the requirements of the preceding clauses (i) and (ii) shall not apply with respect to sublicensing to contract sales organizations, co-promotion partners, distributors and/or other service providers assisting Suneva or any Sublicensee in the commercialization of the Products ·(collectively, “Incidental Sublicensees”). No such sublicense shall grant any right to grant further sublicenses without the prior, written consent of Histogen, such consent not to be unreasonably withheld.

2.3 Right of First Negotiation for Rest of World

During the period following the Effective Date through February 3, 2014 (“the Subject Period”), Histogen will not enter into a definitive agreement to license, sell or otherwise grant rights to the Licensed Intellectual Property, in whole or in part, to a Third Party for use with a Product in the Field of Use outside the Territory except in accordance with the following procedure:

(a)

Within ten (10) business days of approval by Histogen’s Board of Directors of a detailed bona fide term sheet to license or otherwise grant rights to the Licensed Intellectual Property for use with a Product in the Field of Use outside the Territory (“Bona Fide Term Sheet”) during the Subject Period, Histogen shall communicate to Suneva all material terms of the Bona Fide Term Sheet (but not the identity of the proposed Third Party).

(b)

Suneva shall have sixty (60) days, or such longer period as agreed to between Histogen and Suneva, to enter into a definitive agreement with Histogen to acquire the Licensed Intellectual Property on substantially the same terms, which provide no lesser economic benefit to Histogen, as set forth in the Bona Fide Term Sheet. For the avoidance of doubt, the parties shall negotiate in good faith with respect to the definitive agreement and neither Suneva nor Histogen shall have the right to negotiate a more favorable provision for itself than the provision as set forth in the Bona Fide Term Sheet. If any usual or customary license provisions are not set forth in the Bona Fide Term Sheet, such provisions shall be negotiated in good faith. If any non-monetary provisions are set forth in the Bona Fide Term Sheet that are unique to the proposed Third Party licensee, the parties will negotiate in good faith to adopt terms that are reasonably similar to such non-monetary provisions.

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(c)

If the definitive agreement is not entered into by Suneva and Histogen within said (60) days, or such longer period as agreed to between Histogen and Suneva, of Suneva’s receipt from Histogen of the Bona Fide Term Sheet, then Histogen may proceed with the transaction with any Third Party on terms no less favorable to Histogen than the terms set forth in the Bona Fide Term Sheet. If a definitive agreement for such transaction with a Third Party is not entered into between Histogen and a Third Party within six (6) months after said sixty (60) days then before Histogen proceeds with any Bona Fide Term Sheet, Histogen must re-offer the Bona Fide Term Sheet to Suneva pursuant to the procedures set forth in this Section 2.3(a) above.

(d)

If Histogen proposes to enter into an agreement with a Third Party on terms less favorable to Histogen in their entirety than were the terms set forth in the Bona Fide Term Sheet presented to Suneva pursuant to subpart (a) above, when all the terms are considered in their entirety as a package deal, then Histogen shall give written notice thereof to Suneva, and Suneva shall have thirty (30) days after the receipt of said written notice to enter in to a definitive agreement on the same terms as specified in said written notice.

2.4 Right of First Negotiation for Regulated Products

Suneva shall have the right to negotiate and execute a partnership with Histogen for any products for which development begins after the Effective Date that contain CCM or similar technology and which would require approval or clearance by Regulatory Authority prior to sale (“Regulated Products”). The financial terms of such a partnership will most likely be significantly different than the terms of this Agreement. This right of first negotiation will lapse 60 days from the date that Histogen gives notice to Suneva of its intention to develop any Regulated Product (such notice must include a development plan containing the therapeutic use of such Regulated Product along with Histogen’ s projected time lines and expenses associated with the development of the Regulated Product). The earliest date upon which Histogen may deliver such notice is the Effective Date.

ARTICLE 3

Regulatory Matters

3.1 Ownership and Maintenance of Regulatory Filings and Approvals

As between the parties, Suneva shall solely own any Regulatory Filings and Approvals throughout the Territory that are either: (i) pending or in effect as of the Effective Date or (ii) made by or on behalf of it, or are obtained by or on behalf of it, following the Effective Date. Suneva, in its sole discretion, will be responsible for the filing and maintenance of any Regulatory Filings and Approvals deemed necessary for the marketing of the Products. Histogen shall promptly notify Suneva in writing of any correspondence received from any Regulatory Authority relating to any Product with respect to the manufacture of Product, Field of Use and the Territory, or Regulatory Filings and Approvals relating to any Product with respect to the Field of Use and the Territory, and shall provide Suneva with copies of any such correspondence. Histogen will provide Suneva with reasonable assistance, at no charge to Suneva, with respect to Regulatory Filings and Approvals throughout the Territory that are either: (i) pending or in effect as of the Effective Date or (ii) made by or on behalf of it, or are obtained by or on behalf of it, following the Effective Date.

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ARTICLE 4

Delivery of Technical Information; Assistance; Development and Marketing; Non-Compete

4.1 Delivery of Technical Information and CCM Technical Information

Promptly after the Effective Date, and from time to time thereafter as may be reasonably requested by Suneva, Histogen shall deliver to Suneva, at no charge to Suneva, copies of all Technical Information and CCM Technical Information reasonably in Histogen’s possession as of the Effective Date or, if applicable, at the time of any subsequent request. Histogen represents and warrants that Suneva has a complete, current written description of the three liter CCM manufacturing process, i.e., all information necessary in order for a third party to produce CCM in a three liter reactor. Histogen will update this information to include any subsequent improvements, adjustments or refinements of the CCM manufacturing process, including any changes related to any movement to a ten liter or larger scale. Notwithstanding the foregoing, Histogen covenants that as soon as available, but no later than October 1, 2013, Histogen will deliver to Suneva, at no charge to Suneva, copies of all Technical Information and CCM Technical Information which will represent a complete written description of the ten liter CCM manufacturing process, i.e., all information necessary in order for a third party to produce CCM in a ten liter reactor.

4.2 Development and Commercialization

4.2.1 Subject to Section 4.2.3 and Histogen’s performance of its obligations under the Supply Agreement, and further subject to any required Regulatory Authority approvals, Suneva shall use commercially reasonable efforts, itself and/or through the activities of Sublicensees, to commercialize Products in the Territory.

4.2.2 Subject to this Section 4.2, Suneva shall have sole discretion over all regulatory, marketing, pricing, promotion, strategy, reimbursement, branding, distribution and sales issues relating to any Product in the Field of Use in the Territory.

4.2.3 The parties acknowledge and agree that, notwithstanding anything to the contrary: (i) the obligations of Suneva with respect to the Products under this Section 4.2 are expressly conditioned upon, among other things, the continuing absence of any material adverse condition or event beyond Suneva’s reasonable control relating to the safety, efficacy or commercial viability of the Product, and the obligations of Suneva under this Section 4.2 shall be delayed or suspended so long as any such material adverse condition or event exists and (ii) in addition, Suneva shall not be in breach of this Agreement for any failure to meet any of its obligations under this Section 4.2, to the extent such failure is attributable to any delay or other act or omission of Histogen or any Regulatory Authority, or any other cause outside the reasonable control of Suneva.

4.3 Supply Agreement

4.3.1 Manufacturer

The parties acknowledge that pursuant to the Supply Agreement, Histogen has agreed to manufacture CCM for Suneva. The parties anticipate that Suneva initially will obtain a supply of CCM from Histogen pursuant to the Supply Agreement, and acknowledge that Suneva reserves the right to transfer any or all of the services provided by Histogen under the Supply Agreement to a Third Party only under the circumstances set forth in and subject to the Supply Agreement.

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4.4 Non-Diversion: Histogen.

During the Term, neither Histogen nor its Affiliates will, without the written consent of Suneva, directly or indirectly manufacture, sell, license, distribute, supply, commercially exploit, make available, or otherwise directly or indirectly provide or divert any amounts of either CCM or any Product (or grant any rights in relation to any of the foregoing) for, or to any Person other than Suneva or its Affiliates in the Territory within the Field of Use (a “Direct Diversion”). In addition, Histogen shall use commercially reasonable efforts to ensure that none of its distributors nor its licensees will engage in any activities that if taken by Histogen would be a Direct Diversion (an “Indirect Diversion” and together with a Direct Diversion, a “Histogen Diversion”). Such commercially reasonable efforts shall include (i) requiring all future licensees and distributors to agree to negative covenants concerning Indirect Diversions, and (ii) Histogen’ s reasonable enforcement of such covenants.

In the event that Histogen becomes aware of a material Histogen Diversion, Histogen shall promptly provide Suneva with written notice of such Histogen Diversion. Such notice shall describe the facts concerning such Histogen Diversion to the best of Histogen’s knowledge, and Histogen’s strategy to prevent the continuation of such Histogen Diversion. In the case of a material Direct Diversion, Histogen shall take such actions as are necessary to cause the termination of such Direct Diversion. In the case of an Indirect Diversion, shall use commercially reasonable efforts to cause the termination of such Indirect Diversion. If, (i) in the case of a Direct Diversion, Histogen shall fail to terminate such Direct Diversion or (ii) in the case of an Indirect Diversion, Histogen shall (a) fail to use commercially reasonable efforts to cause the termination of such Indirect Diversion or (b) despite the use of commercially reasonable efforts such Indirect Diversion shall continue for a period of one hundred eighty (180) days thereafter, Histogen shall compensate Suneva for any losses incurred as a result of such Histogen Diversion incurred on and after the date which is one hundred and eighty (180) days following Histogen obtaining actual knowledge of such Histogen Diversion. The parties hereto agree that a reasonable estimate of Suneva’s losses under such a circumstance shall be two (2) times Suneva’s lost gross profit on the Product that is the subject of such Histogen Diversion. As such the parties hereto agree to such amount as liquidated damages, and not as a penalty. For the avoidance of doubt, to the extent that there are multiple Histogen Diversions, each Histogen Diversion shall be treated as a separate and independent event hereunder.

4.5 Non-Diversion: Suneva.

During the Term, neither Suneva nor its Affiliates will, without the written consent of Histogen, directly or indirectly manufacture, sell, license, distribute, supply, commercially exploit, make available, or otherwise directly or indirectly provide or divert any amounts of either CCM or any Product (or grant any rights in relation to any of the foregoing) for, or to any Person other than Histogen or its Affiliates outside of the Territory and the Field of Use (a “Direct Diversion”). In addition, Suneva shall use commercially reasonable efforts to ensure that none of its distributors nor its licensees will engage in any activities that if taken by Suneva would be a Direct Diversion (an “Indirect Diversion” and together with a Direct Diversion, a “Suneva Diversion”). Such commercially reasonable efforts shall include (i) requiring all future licensees and distributors to agree to negative covenants concerning Indirect Diversions, and (ii) Suneva’s reasonable enforcement of such covenants.

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In the event that Suneva becomes aware of a material Suneva Diversion, Suneva shall promptly provide Histogen with written notice of such Suneva Diversion. Such notice shall describe the facts concerning such Suneva Diversion to the best of Suneva’s knowledge, and Suneva’s strategy to prevent the continuation of such Suneva Diversion. In the case of a material Direct Diversion, Suneva shall take such actions as are necessary to cause the te1mination of such Direct Diversion. In the case of an Indirect Diversion, shall use commercially reasonable efforts to cause the termination of such Indirect Diversion. If, (i) in the case of a Direct Diversion, Suneva shall fail to terminate such Direct Diversion or (ii) in the case of an Indirect Diversion, Suneva shall (a) fail to use commercially reasonable efforts to cause the termination of such Indirect Diversion or (b) despite the use of commercially reasonable efforts such Indirect Diversion shall continue for a period of one hundred eighty (180) days thereafter, Suneva shall compensate Histogen for any losses incurred as a result of such Suneva Diversion incurred on and after the date which is one hundred and eighty (180) days following Suneva obtaining actual knowledge of such Suneva Diversion. The parties hereto agree that a reasonable estimate of Histogen’s losses under such a circumstance shall be two (2) times Histogen’s lost gross profit on the Product that is the subject of such Suneva Diversion. As such the parties hereto agree to such amount as liquidated damages, and not as a penalty. For the avoidance of doubt, to the extent that there are multiple Suneva Diversions, each Suneva Diversion shall be treated as a separate and independent event hereunder.

4.6 Non-Compete

For so long as Suneva, its Affiliates or any Sublicensee has rights to the Licensed Intellectual Property, neither Histogen nor any of its Affiliates shall develop, manufacture, market or sell ( or license or assist any Third Party to develop, manufacture, market or sell) in the Field of Use in the Territory any (i) topical product containing CCM as an ingredient (whether alone or in combination with any other ingredient) and/or (ii) Similar Product. It is expressly understood, however, that Histogen may develop Regulated Products, subject to Suneva’s Right of First Negotiation under Section 2.4.

ARTICLE 5

Ownership of Intellectual Property

5.1 Ownership of Intellectual Property

As between the parties all right, title and interest (including, without limitation, any patent rights, copyrights, trade secrets and other Intellectual Property Rights) in and to the Patent Rights, Technical Information and Histogen Improvements shall remain the sole and exclusive property of Histogen. As between the parties all right, title and interest (including, without limitation, any patent rights, copyrights, trade secrets and other Intellectual Property Rights) in and to the Suneva Improvements (including, but not limited to, all data generated by or on behalf of Suneva in connection with the development or marketing of any Product, but excluding any Licensed Intellectual Property that may be used in connection with or incorporated into any Product) and

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the Trademark shall vest solely in Suneva. Neither party will through this Agreement, whether by implication, estoppels or otherwise, obtain any rights to the other party’s proprietary technology or Intellectual Property Rights except for such licenses and other rights as are expressly provided for in this Agreement. All rights not expressly granted by a party under this Agreement are reserved to such party.

5.2 Joint Intellectual Property

Histogen and Suneva shall jointly and undividedly own all right, title and interest in any Joint Improvements and any Joint Patents, provided that Histogen’s rights in such Joint Improvements and Joint Inventions shall remain subject to the restrictions and obligations herein with respect to Licensed Intellectual Property. Excepting only as set forth in this Agreement, each joint owner shall be entitled to use, transfer and exploit its rights in the Joint Improvements and Joint Patents without any consent from the other joint owner, and without any accounting to the other joint owner.

5.3 License Grant by Suneva

5.3.1 Manufacturer

Subject to the terms and conditions of this Agreement, Suneva hereby grants to Histogen, and Histogen accepts a non-exclusive, royalty-free, worldwide, transferable (to the extent permitted under Section 15.2 below) license, under the Suneva Improvements, and Suneva’s interest in any Joint Improvements and the Joint Patents, solely to manufacture CCM for Suneva pursuant to the Supply Agreement.

5.3.2 Histogen’s Business

Suneva hereby grants to Histogen the right to acquire a license to use and practice the Suneva Improvements for Histogen’s own business purposes, subject to Histogen’s paying a commercially reasonable earned royalty in an amount to be mutually approved by the parties, as determined by a mutually-approved licensing valuation expert.

ARTICLE 6

Financial Terms

6.1 Reserved

6.2 Royalties

6.2.1

(a)	During the Royalty Term, subject to Section 6.3, and Section 6.2.l(b) and (c), Suneva shall pay to Histogen royalties based on Net Sales of Products (the “Royalties”) equal to * percent (*%).

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(b)	In the event Net Sales of Products outside of USA exceed $50 million in any calendar year, the royalty rate on all such excess Net Sales shall be increased by * percent, to *%.

(c)	In the event Net Sales of Products outside of USA exceed $100 million in any calendar year, the royalty rate on all such excess Net Sales shall be increased by an additional * percent, to *%.

6.2.2 At any time during the Royalty Term, if there is Competition in the Territory, then, on a Product-by-Product basis, the applicable royalty rate set forth in Section 6.2.1 will be reduced to * percent (*%). In the event of a dispute as to whether a product is a “Similar Product” for purposes of determining whether Competition exists, the Parties agree to submit that issue (and only that issue) to binding arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association, but without the right of either party to take discovery of the other and with both parties sharing equally the administrative and arbitrator’s fees and bearing all of their own legal fees. It is understood that no reduction in royalty under this clause will be effective until the dispute is resolved either informally or by the arbitrator and that in the event the existence of a “Similar Product” is determined, a refund of the royalty differential will be made by Histogen to Suneva as of the date Suneva first notified (pursuant to Section 15.8) Histogen of Competition.

6.2.3 At any time during the Royalty Term, if any Product is no longer Covered by Valid Claim, then the applicable royalty rate set for such Product forth in Section 6.2.1 will be reduced to * half percent (*%).

6.2.4 Suneva shall pay the Royalties on a quarterly basis within forty-five (45) days after the end of each calendar qua1ier.

6.2.5 As a result of the good-faith negotiations conducted by the Parties pursuant to the former Section 6.2.5 of the Original Agreement, the Parties have agreed to a $* minimum annual royalty, to be paid $* each quarter by the first day of each calendar quarter. The Parties agree to re-visit the minimum annual royalties no later than June 1, 2014 and June 1 of each subsequent year. It is further understood that in any year in which Suneva should fail to achieve the requisite sales at the applicable royalty rate to fund the agreed-upon minimum annual royalties, then at Suneva’s option this Agreement will either revert to a non-exclusive license without any minimum annual royalties or Suneva will make the minimum royalty payment and preserve this Agreement’s exclusivity and any existing minimum royalty obligations. In the event of a breach of this Agreement or the Supply Agreement by Histogen, with any such breach that is subject to cure remaining uncured thirty (30) days following Suneva’s notice of breach to Histogen, including but not limited to a failure to supply CCM in response to a Purchase Order issued pursuant to Section 3.1 of the Supply Agreement, Suneva shall be relieved of any minimum royalty obligation.

6.3 Royalty Adjustments

If it is legally necessary for Suneva to obtain a license under any Third Party’s Patent rights in order to manufacture, use or sell the Product as developed by Histogen in the Territory for the Field of Use, then Histogen shall have the first right to obtain such license for the Territory from

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such Third Party and include such rights under the Licensed Intellectual Property licensed to Suneva under this Agreement. If Histogen does not wish to obtain such license, then it will so notify Suneva and Suneva may obtain a license to such Third Party Patent rights, as applicable, for the Field of Use in the Territory. In either case, during the Term of this Agreement for so long as Suneva is obligated to pay royalties hereunder, any royalties owed by Suneva to a Third Party under the license agreement with such Third Party solely with respect to the license of the right to practice such Third Party Patent right with respect to the Product for the Territory shall be deducted from the royalty payments due to Histogen from Suneva. If Histogen is the party that obtains such license, then Histogen shall solely bear the cost of any amounts paid to the applicable Third Party licensor. If Suneva is the party that obtains such license, then Suneva may offset the amounts paid to the applicable Third Party licensor against Royalties owed Histogen under this Agreement For avoidance of doubt, this section is not applicable to any Third Party Patent Rights that may be infringed by an Improvement or some enhancement or addition to a Product that is created or developed by Suneva.

6.4 Form of Payment; Late Payments; Disputed Payments

Unless otherwise agreed to by the parties, all payments under this Agreement shall be paid in United States Dollars. If Suneva fails to pay any amount due under this Agreement by the applicable due date, without limiting any other remedies that may then be available to Histogen (including, without limitation, termination for material breach pursuant to Section 10.2), Histogen will have the right to assess late charges in an amount equal to the lesser of one-percent (1.0%) per month or the maximum amount allowed under Applicable Law, whichever is lower. Notwithstanding the foregoing, late charges shall not apply in respect of amounts that Suneva disputes in good faith.

ARTICLE 7

Reports and Records

7.1 Records and Audits

Suneva shall keep such books of account containing complete and accurate particulars as may be reasonably necessary for the purpose of showing the amounts payable to Histogen under this Agreement during the most recent three (3) year period. During the Term and for three (3) years thereafter, Suneva shall make such books of account available (no more than once per year upon reasonable prior written notice to Suneva) for inspection by Histogen’s designated accounting firm reasonably acceptable to Suneva, for the purpose of verifying Suneva’s Royalty Statements (as defined below). Histogen shall be responsible for the cost of any such inspection; provided, however, that if an inspection shows for any audited period an underpayment in excess of five percent (5%) of Royalties payable hereunder for such period, then Suneva shall reimburse Histogen for the reasonable, documented cost of the inspection at the time Suneva pays the Royalties that are past due. In the event that any such inspection reveals an underpayment or an overpayment in the amount of Royalties or other payments that should have been paid by Suneva to Histogen, then the underpayment amount shall be paid, or the overpayment amount shall be returned (as applicable), within thirty (30) days after the party to receive such payment makes a demand therefor. Histogen shall cause its accounting firm to retain all information subject to review under this Section 7.1 in confidence. In addition, Suneva shall have the right to require

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that such accounting firm, prior to conducting such inspection, enter into a reasonable nondisclosure agreement with Suneva regarding such information. Histogen will cause its accounting firm to make all results of any such inspection available to Suneva. The accounting firm shall disclose to Histogen only whether Suneva’s Royalty Statement(s) and/or other payments made under this Agreement are correct or not and the amount of any discrepancy. No other information shall be shared with Histogen. Histogen shall treat all such information as Suneva’s Confidential Information (as defined in Section 14.2).

7.2 Royalty Statements

Within forty-five (45) days after the end of each calendar quarter during which any Net Sales occur, Suneva shall deliver to Histogen a complete and accurate report, giving such particulars of the business conducted by Suneva during the preceding quarter under this Agreement as are pertinent to an accounting of Royalties that may be due to Histogen under this Agreement (the “Royalty Statement”). The Royalty Statement shall include the following:

(a)	gross amounts invoiced for each Product by Suneva and its Affiliates and any Sublicensees for such calendar quarter;

(b)	the calculation of Net Sales for such calendar quarter;

(c)	a breakdown of Royalties due based on such Net Sales (less any minimum royalties paid);

(d)	a copy of each report from each Sublicensee as may be pe1iinent to an accounting of Royalties and other payments that may be due to Histogen.

Each Royalty Statement shall clearly delineate USA sales and non-USA sales.

ARTICLE 8

Prosecution and Maintenance of Patent Rights

8.1 Prosecution and Maintenance

8.1.1 By Histogen

Histogen shall have the exclusive right (but not the obligation) to prepare, file and prosecute all patent applications included in the Patent Rights (including, without limitation, any Patents Covering Histogen Improvements) and maintain in force any issued patents included in the Patent Rights in the Territory. Histogen shall bear all attorney’s fees, filing and maintenance fees and other costs and expenses incurred in connection with the foregoing activities. Histogen shall control such preparation, filing, prosecution and maintenance activities, using counsel reasonably acceptable to Suneva; provided, however, that (i) Histogen shall keep Suneva reasonably informed with respect to the status and progress of any such application filings and prosecution and maintenance activities, and (ii) Histogen shall promptly provide Suneva with copies of all filed applications, office actions received by Histogen, office action responses filed by Histogen and other material correspondence received or submitted by Histogen relating thereto.

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8.1.2 By Suneva

Should Histogen decide that it is no longer interested in filing, maintaining or prosecuting a particular Patent Right in the Territory, it shall promptly advise Suneva of this decision, sufficiently in advance to permit Suneva to undertake such filing, maintenance and prosecution without a loss of rights. Thereafter, Suneva may assume such filing, prosecution and maintenance at its sole expense by written notice to Histogen, in which event such Patent Right shall, at Suneva’s option, be assigned to Suneva at no charge and Suneva shall have no further obligation to pay royalties on Products Covered by such Patent Right.

ARTICLE 9

Enforcement of and Challenges to Licensed Intellectual Property

9.1 Infringements

9.1.1 Notice of Potential Infringement.

During the Term, if either party learns of any potential infringement, unauthorized use or misappropriation, or claim of ownership by a Third Party with respect to the Licensed Intellectual Property in connection with any Product in the Territory for the Field of Use (each, a “Potential Infringement”), such party shall promptly notify the other party in writing, and shall promptly provide such other party with available evidence, of such Potential Infringement.

9.1.2 Prosecution of Potential Infringements.

Histogen shall have the exclusive right, but not the obligation, to attempt to resolve such alleged Potential Infringement (excluding any Potential Infringement relating to any Joint Patent or Joint Improvement) at its own expense, including without limitation the filing of an infringement suit using counsel of its own choice. If Histogen does not secure cessation of such Potential Infringement or institute an infringement proceeding against an offending Third Party within ninety (90) days after learning of such Potential Infringement (or if Histogen earlier determines that it does not wish to take action with respect to such Potential Infringement), then Suneva shall have the right to commence an infringement proceeding at its own expense on behalf of Histogen (if necessary with Histogen as a named co-party) or otherwise resolve such Potential Infringement.

9.1.3 Cooperation; Awards.

Each party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other party to institute and prosecute such Potential Infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a party thereto). Any award paid by Third Parties as a result of an action undertaken pursuant to this Section 9.1 (whether by way of settlement or otherwise) shall be allocated as follows:

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(i)

if Histogen has instituted and maintained such action, Histogen shall be entitled first to deduct all costs and expenses incurred by Histogen with respect to such action and from any remainder shall reimburse Suneva for any costs and expenses incurred by Suneva with respect to such action and, if after such deduction and reimbursement any funds remain, Histogen shall pay Suneva (a) as to ordinary damages collected, an amount equal to 60% of such remaining damages and (b) as to special, treble or punitive damages collected, the parties shall share equally in such award; and

(ii)

if Suneva has instituted and maintained such action, Suneva shall be entitled first to deduct all costs and expenses incurred by Suneva with respect to such action and from any remainder shall reimburse Histogen for any costs and expenses incurred by Histogen with respect to such action and, if after such deduction and reimbursement any funds remain, then (a) as to ordinary damages collected, Suneva shall pay Histogen 20% of such remaining damages and (b) as to special, treble or punitive damages collected, the parties shall share equally in any award.

9.1.4 Neither party is obligated to incur any costs for policing any Joint Patent or for enforcing or defending any Joint Patent against any Third Party. Notwithstanding the foregoing, a party will notify the other party in writing prior to commencing any enforcement actions of Joint Patents against any Third Party. Any enforcement or defense of any Joint Patent that is mutually undertaken by both parties requires separate agreement between the parties. If one of the parties provides the other party written notice of its decision not to participate in an enforcement action of any Joint Patents and the other proceeds, the proceeding party has no obligation to account to the non-participating party for any amounts collected.

9.2 Invalidity Claims

If a Third Party at any time asserts a claim that any of the Patent Rights in relation to a Product in the Territory for the Field of Use is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by either party pursuant to Section 9.1 or otherwise, Histogen shall have the exclusive right (but not the obligation) to contest or defend against such Invalidity Claim (including the right to take over the sole defense of the Invalidity Claim if the infringement action was initially brought by Suneva), at its own expense using its own counsel reasonably acceptable to Suneva. Histogen shall not, without Suneva’s prior, written approval, settle such Invalidity Claim in a manner that would reasonably be expected to have an adverse impact on Suneva’s rights hereunder.

ARTICLE 10

Term and Termination

10.1 Term

This Agreement shall become effective on the Effective Date and, unless and until terminated pursuant to Section 10.2, Section 10.3, Section 10.4 or Section 10.5, shall continue in effect until the later of (i) the expiration of the last-to-expire of the Patent Rights which has at least one Valid Claim Covering such Product in the Territory or (ii) fifteen (15) years from the Effective Date (the “Initial Term”). Thereafter, this Agreement will automatically renew, unless and until terminated pursuant to Section 10.2, Section 10.3, Section 10.4 or Section 10.5, for successive 5-year periods each of which shall be known as a “Renewal Term” (the Initial Term and all subsequent Renewal Terms shall be known as the “Term”).

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10.2 Termination for Material Breach

Upon any material breach of this Agreement by a party, including, without limitation, failure of a party to pay any amounts due to the other party or to supply CCM in accordance with the terms of the License or Supply Agreement, the other party shall have the right to terminate this Agreement by giving sixty (60) days prior, written notice to the breaching party; provided, however, that this Agreement shall not terminate if the breaching party has cured such breach by the end of such sixty (60) day period. Notwithstanding anything herein to the contrary, if the nature of the breach is such that additional time is reasonably needed for the breaching party to cure such breach, and the breaching party has during such sixty (60) day period commenced good faith and diligent efforts to cure such breach, then the other party shall provide the breaching party with additional time beyond such sixty (60) day period as reasonably necessary for the breaching party to cure such breach (but in any event, not more than four (4) months after the date of the breach notice), provided that the breaching party continues to act in good faith and diligently to cure such breach during any such extension period.

10.3 Termination for Challenges to Patent Rights

Histogen shall have the right to terminate this Agreement in its entirety, immediately upon the issuance of written notice to Suneva, if at any time Suneva or any of its Affiliates or Sub licensees challenges the validity, enforceability or scope of any of the Patent Rights in any court or before any governmental authority with authority to determine the validity, enforceability or scope of such Patent Rights, or cause or request, without the prior written approval of Histogen, a review by any such court or governmental authority of the same.

10.4 Termination for Bankruptcy or Insolvency

Either party hereto shall have the right to terminate this Agreement immediately by written notice to the other party (i) if the other party is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other party and such petition is not dismissed within ninety (90) days after filing or (iii) if the other party shall make or execute an assignment of substantially all of its assets for the benefit of creditors. Each of the events described in this Section 10.4 shall be known as an “Insolvency Event.”

10.5 Termination for Convenience by Suneva

Suneva shall have the right at any time to terminate this Agreement m its entirety, for convenience, by giving one (1) year’s notice thereof in writing to Histogen.

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10.6 Consequences of Termination

10.6.1 License

Upon any termination of this Agreement by either party, the license granted to Suneva under Section 2.1 shall terminate, subject to Section 10.6.2 below, and all other rights and licenses granted to Suneva herein shall terminate and revert to Histogen on termination.

10.6.2 Sublicenses

Notwithstanding anything to the contrary, upon any termination of this Agreement by either party, any sublicenses of the Licensed Intellectual Prope1iy under each agreement pursuant to which such a sublicense was granted under this Agreement to a Sublicensee shall, to the extent not imposing obligations on Histogen in excess of or materially different from those contained herein and to the extent benefitting and protecting Histogen in substantially and materially the same manner contained herein, at the election of Histogen, either: (i) be terminated automatically once Suneva notifies the applicable Sublicensee that it is exercising any termination right provided for in the applicable sublicense agreement; or (ii) survive such termination and be automatically assigned to Histogen in order to provide for the applicable Sublicensee’s continued enjoyment of their rights under such sublicense agreement; provided that the applicable Sublicensee is not in breach or default of any terms of their sublicense agreement or of this Agreement as of the date Histogen’s notice of election is received by Suneva.. Histogen shall notify Suneva of its election within ten (10) business days following the effective date of termination of this Agreement. Failure to provide such notice to Suneva by 5:00 p.m. EST on the last day of the ten (10) business day period will result in the automatic termination of all of Suneva’s sublicenses granted hereunder at such time.

10.6.3 Inventory

Notwithstanding anything to the contrary, for one hundred eighty (180) days following the effective date of any termination of this Agreement (the “Sell-Off Period”), Suneva shall have the right, but not the obligation, to sell-off any excess Product that was manufactured and packaged or on order prior to the effective date of termination, subject to its compliance with the terms of this Agreement applicable to any such sales made during that period. Any amounts generated during the Sell-Off Period in connection with the sale of Products shall be subject to the payment of Royalties and the other payment provisions set forth herein.

10.6.4 Confidential Information

Except as otherwise provided herein, upon termination of this Agreement, all remaining records and materials in a party’s possession or control containing the other party’s Confidential Information and to which the former party does not retain rights hereunder, shall promptly be returned or destroyed at the request of the disclosing party. Notwithstanding the foregoing, one copy of such records may be retained by legal counsel for the former party solely for archival purposes.

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10.7 Survival

The following provisions shall survive any termination or expiration of this Agreement: Article 1 (“Definitions”), Article 5 (“Ownership of Intellectual Property”), Article 7 (“Reports and Records”), Section 10.6 (“Consequences of Termination”), this Section 10.7 (“Survival”), Article 11 (“Representations and Warranties”), Article 12 (“Limitation of Liability”), Article 13 (“Indemnification”), Article 14 (“Confidentiality”) and Article 15 (“General Provisions”).

10.8 Remedies

Neither party shall incur any liability whatsoever for any damage, loss or expense of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement which complies with the terms of this Agreement whether or not such party is aware of any such damage, loss or expense. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as expressly agreed to otherwise herein.

ARTICLE 11

Representations and Warranties

11.1 Mutual Representations and Warranties

Each party hereby represents, warrants and covenants as of the Effective Date and at all times during the Term thereafter as follows:

11.1.1 Organization.

Such party (i) is a company duly organized, validly existing and in good standing under the laws of the jurisdiction where such company was formed or incorporated, and (ii) has all necessary company power and authority to own its properties and to conduct its business, as currently conducted.

11.1.2 Authorization.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the company power of such party, have been duly authorized by all necessary company proceedings of such party, and this Agreement has been duly executed and delivered by such party.

11.1.3 No Conflict.

The execution and delivery of this Agreement and the consummation of the transactions contemplated herein as of the Effective Date do not, and after the Effective Date will not: (i) conflict with or result in a breach of any provision of such party’s organizational documents; (ii) result in a material breach of any material agreement to which such party is bound; (iii) result in a violation of any judicial order to which such party is subject; (iv) require such party to obtain any material approval or consent from any governmental authority or other Third Party other than those consents and approvals which have been obtained prior to the date hereof or are expressly contemplated herein; or (v) to the knowledge of such party, violate any Applicable Law applicable to such party in any material respect.

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11.1.4 Enforceability.

This Agreement constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

11.2 Representations and Warranties of Histogen.

In addition, Histogen hereby represents, warrants and covenants as of the Effective Date, and at all times during the Term thereafter, as follows:

11.2.1 Title to Licensed Intellectual Property.

Histogen solely owns, and at all times shall maintain sole ownership of, all right, title, and interest in and to the Licensed Intellectual Property, including the exclusive, absolute, irrevocable right, title and interest thereto, free and clear of any encumbrances except as disclosed on Schedule A. There are no inventors of Patent Rights other than those listed as inventors on patent applications filed for such Patent Rights.

11.2.2 No Other Assets.

Other than the Licensed Intellectual Property, neither Histogen nor any of its Affiliates (collectively, the “Histogen Parties”), holds any ownership, license or other right in or to any Intellectual Property Rights necessary for the development manufacture, use, sale or commercialization of any Product in the Field of Use in the Territory.

11.2.3 No Infringement.

To the knowledge of the Histogen Parties, neither the Licensed Intellectual Property, nor the development, use, manufacture, sale, offer for sale or import of any Product in the Field of Use in the Territory, does or will infringe, or misappropriate any Patent, copyright, trademark, service mark, trade secret or other Intellectual Property Right of any Third Party. Other than as specifically disclosed in a writing addressed to Suneva’s General Counsel that references this Section 11.2.3, none of the Histogen Parties have received any written notice from any Third Party asserting any of the foregoing.

11.2.4 No Challenges to Validity or Enforceability.

To the knowledge of the Histogen Parties, the Licensed Intellectual Property is and shall be valid and enforceable. Other than as specifically disclosed in a writing addressed to Suneva’s General Counsel that references this Section 11.2.4, the validity or enforceability of the Licensed Intellectual Property and the title of Histogen or any other Histogen Party thereto has not been questioned in any litigation, governmental inquiry or proceeding to which any Histogen Party is or was a party and, to the knowledge of the Histogen Parties, no such litigation, governmental inquiry or proceeding is threatened.

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11.2.5 No Known Infringements by Third Parties.

To the knowledge of the Histogen Parties, there has not been and is not currently any infringement, misappropriation or unauthorized use by any Third Party of any of the Licensed Intellectual Property.

11.2.6 Preservation of Trade Secrets.

The Histogen Parties have taken commercially reasonable actions necessary or appropriate to preserve the confidentiality of all trade secrets, proprietary data and other confidential information included in the Technical Information.

11.2.7 Absence of Claims.

Other than as specifically disclosed in a writing addressed to Suneva’s General Counsel that references this Section 11.2.7: (i) there are no suits or actions, administrative, arbitration or other proceedings, to the knowledge of the Histogen Parties, or, governmental investigations, pending or threatened against any of the Histogen Parties with respect to CCM, the ReGenica Products or any of the Licensed Intellectual Property, (ii) no Person has notified any of the Histogen Parties in writing of any threatened claim with respect to any of the foregoing and (iii) there is no judgment, order, injunction, decree, writ or award against any of the Histogen Parties that is not satisfied and remains outstanding with respect to any of the foregoing.

11.2.8 Compliance With Law; Regulatory Matters.

No written communication has been received by any of the Histogen Parties, and to the knowledge of the Histogen Parties no regulatory enforcement action or any related review or investigation by any Regulatory Authority or other governmental authority is pending or threatened with respect to any alleged or actual violation by any of the Histogen Parties of any Applicable Law or other requirement of any Regulatory Authority or other governmental authority relating to the development, clinical trials or other operations conducted by any of the Histogen Parties with respect to any of the Licensed Intellectual Property for any Product. All Technical Information has been developed by the Histogen Parties in accordance with Applicable Law.

11.2.9 Past Product Activities.

All past activities by Histogen relating to the development, sales, marketing and commercialization of the Products have been conducted in accordance with Applicable Law. Histogen is not aware of any safety issues or concerns regarding the Products and all historical adverse events relating to the Products have been disclosed to Suneva’s General Counsel in a writing that references this Section 11.2.9. There have been no serious adverse events related to any of the Products.

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11.3 Representations and Warranties of Suneva.

In addition, Suneva hereby represents, warrants and covenants as of the Effective Date as follows:

11.3.1 Compliance With Law; Regulatory Matters.

Suneva will act in accordance with Applicable Law with respect to the sales and marketing of any Products. No written communication has been received by Suneva, and no regulatory enforcement action or any related review, or to the knowledge of Suneva, investigation, by any Regulatory Authority or other governmental authority is or at any time prior to the Effective Date, has been, pending ( or, to the knowledge of Suneva, is or at any time prior to the Effective Date, has been, threatened by any Regulatory Authority or other governmental authority) with respect to any alleged or actual violation by Suneva of any Applicable Law or other requirement of any Regulatory Authority or other governmental authority relating to the development, clinical trials and other operations conducted by Suneva.

11.3.2 No Inconsistency.

Suneva is not currently a party to, and during the Term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement.

11.4 DISCLAIMER

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 11, NEITHER PARTY MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER PARTY MAKES, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THIS AGREEMENT (I) THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL, THAT ANY PRODUCT WILL OBTAIN MARKETING AUTHORIZATION APPROVAL IN THE TERRITORY OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE PRODUCTS WILL BE ACHIEVED OR (II) REGARDING THE EFFECTIVENESS, VALUE, SAFETY, NON-TOXICITY OR PATENTABILITY OF ANY LICENSED INTELLECTUAL PROPERTY, PRODUCTS OR ANY RESULTS PROVIDED BY EITHER PARTY PURSUANT TO THIS AGREEMENT. NOTHING IN THIS SECTION 11.4 SHALL BE CONSTRUED TO LIMIT OR EXCLUDE ANY REPRESENTATION OR WARRANTY EXPRESSLY MADE IN THE SUPPLY AGREEMENT.

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ARTICLE 12

Limitation of Liability

12.1 LIMITATION OF LIABILITY

EXCEPT WITH REGARD TO (I) DAMAGES ARISING FROM THE GROSS NEGLIGENCE, WILLFUL BREACH OR WILLFUL MISCONDUCT OF A PARTY, (II) ANY DUTY TO INDEMNIFY FOR DAMAGES PURSUANT TO A THIRD PARTY CLAIM UNDER ARTICLE 13 (“INDEMNIFICATION”) AND (III) DAMAGES FOR ANY PARTY’S INFRINGEMENT OR MISAPPROPRIATION OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS OR FOR ANY PARTY’S BREACH OF THEIR CONFIDENTIALITY OBLIGATIONS HEREUNDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW IN NO EVENT SHALL EITHER PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR ANY LOSS OF PROFITS, REVENUE OR INTEREST, ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

ARTICLE 13

Indemnification; Insurance

13.1 Mutual Indemnities; Indemnity Procedures

13.1.1 Indemnity by Suneva.

Suneva shall defend, indemnify and hold harmless Histogen and its Affiliates, and their respective members, managers, directors, employees, officers and agents (collectively, the “Histogen Indemnitees”) from and against any and all liability, demands, damages, fines, costs and expenses (including, without limitation, reasonable legal fees and expenses) and losses (including, without limitation, with respect to death, personal injury, illness or property damage) incurred by or awarded to Third Parties (collectively, “Losses”) which are required to be paid by any Histogen Indemnitee in connection with any Third Party claim, complaint, demand, suit, action, investigation or proceeding (collectively, “Third Party Claims”) to the extent arising from any allegations: (i) which if true would constitute a breach by Suneva of any representation, warranty, covenant or other provision set forth in this Agreement, (ii) which if true would constitute negligence or willful misconduct of any of the Suneva Indemnitees (as defined below) or Suneva’s Sublicensees. or (iii) that arise or result from the development, commercialization, manufacture, use, marketing, offer for sale, sale, import, handling, storage, distribution or other disposition of Products by Suneva or its Sub licensees. The foregoing indemnity obligation shall not apply to the extent that such Losses result from or relate to either (A) negligence or willful misconduct of a Histogen Indemnitee (B) the breach of this Agreement by a Histogen Indemnitee or (C) any dispute or conflict between a Histogen Indemnitee and a Third Party in existence prior to the Effective Date.

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13.1.2 Indemnity by Histogen.

Histogen shall defend, indemnify and hold harmless Suneva and its Affiliates, and their respective members, managers, directors, employees, officers and agents (collectively, the “Suneva Indemnitees”) from and against any and all Losses which are required to be paid by any Suneva Indemnitee in connection with any Third Party Claim against a Suneva Indemnitee to the extent arising from any allegations: (i) which if true would constitute a breach by Histogen of any representation, warranty, covenant or other provision set forth in this Agreement, (ii) which if true would constitute negligence or willful misconduct of any of the Histogen Indemnitees or (iii) that arise or result from the development, commercialization, manufacture, use, marketing, offer for sale, sale, import, handling, storage, distribution or other disposition of Products by a Histogen Indemnitee prior to the Effective Date. The foregoing indemnity obligation shall not apply to the extent that such Losses result from or relate to either (A) negligence or willful misconduct of a Suneva Indemnitee or (B) the breach of this Agreement by a Suneva Indemnitee or (C) any dispute between a Suneva Indemnitee and a Third Party in existence prior to the Effective Date.

13.1.3 Indemnity Procedures.

In the event that either party intends to seek indemnification for any Third Party Claim under Section 13.1.1, such party (the “Indemnified Party”) shall inform the other party (the “Indemnifying Party”) of the Third Party Claim promptly after receiving notice of the Third Party Claim; provided, however, that any failure to provide such notice shall not relieve the Indemnifying Party of its obligations under this Article 13 except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall permit the Indemnifying Party to direct and control the defense of such Third Party Claim and shall provide such reasonable assistance as is reasonably requested by the Indemnifying Party (at the Indemnifying Party’s cost) in the defense of the Third Party Claim. In any such proceeding, the Indemnified Party, at its sole expense, shall have the right to retain its own counsel. Nothing in this Article 13 or in Article 9 shall permit a party to make any admission on behalf of the other party, or to settle or dispose of any claim or litigation which would impose any financial obligations on the other party, or subject the other party to an injunction or equitable relief, without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

13.2 Insurance

During the Term of this Agreement and for five (5) years thereafter, each party shall maintain insurance with respect to its activities under this Agreement as is normal and customary in the industry generally for parties similarly situated. Each party shall, upon request of the other party, provide the requesting party with a copy of the foregoing policies of insurance, along with any amendments and revisions thereto.

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ARTICLE 14

Confidentiality

14.1 Confidentiality and Non-Use

14.1.1 Obligations

Any information relating to a party’s business, technologies or finances, Intellectual Property Rights (including, but not limited to, in the case of Suneva any reports and records provided under Article 7 and, in the case of Histogen, any Technical Information) disclosed to the other party under this Agreement that is marked or otherwise identified as proprietary or confidential at the time of disclosure or that is of such a nature that a reasonable person would understand such information to be proprietary or confidential collectively constitutes that party’s “Confidential Information.” Neither party will use the Confidential Information of the other party for any purpose unrelated to the exercise of its rights or fulfillment of its obligations under this Agreement, and each party will hold such Confidential Information in confidence during the Term and for a period of ten (10) years after the termination or expiration date of this Agreement (except that Confidential Information identified by a party as a trade secret shall be held in confidence for as long as such information remains a trade secret). Each party shall exercise with respect to the Confidential Information of the other party the same degree of care as the party exercises with respect to its own confidential or proprietary information of a similar nature, but in no event less than reasonable care, and shall not disclose it or permit its disclosure to any Third Party, other than: (i) to its Affiliates, and those of its and its Affiliates’ respective employees, Sublicensees, consultants, contractors, accountants, attorneys, advisors and agents, as well as to any potential acquirers, investors or lenders and their respective advisors, in each of the foregoing cases who have a need to know and who are bound by materially similar obligations of confidentiality and non-use as those of this Agreement and (ii) by or on behalf of Suneva to any applicable Regulatory Authority in connection with the regulatory approval process for any Product. Each party shall be responsible for any breaches of confidentiality by any of its Affiliates, or its Affiliates’ respective employees, Sublicensees, consultants, contractors, accountants, attorneys, advisors or agents, or any potential acquirers, investors or lenders or their respective advisors.

14.1.2 Exceptions

However, such undertaking of confidentiality (as described in Section 14.1.1) shall not apply to any information or data which:

(i)	the receiving party lawfully receives without obligation of confidentiality at any time from a Third Party lawfully in possession of same and having the right to disclose same;

(ii)	is, as of the Effective Date, in the public domain, or subsequently enters the public domain through no fault of the receiving party;

(iii)	is independently developed by the receiving party as demonstrated by written evidence without reference to or benefit of information disclosed to the receiving party by the disclosing party; or

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(iv)	is publically disclosed pursuant to the prior, written approval of the disclosing party.

14.1.3 Required Disclosure

If a party is required to disclose any Confidential Information of the other party pursuant to Applicable Law or legal process, the first party shall (i) give prior, written notice of such required disclosure to the other party, to the extent reasonably practicable, (ii) give reasonable assistance to the other party, if requested thereby, seeking confidential or protective treatment thereof, and (iii) only disclose such Confidential Information to the extent required by such Applicable Law or legal process based on the advice of such party’s legal counsel; provided, however, that the foregoing requirement shall not apply with respect to any disclosures by Suneva to any applicable Regulatory Authority in connection with the regulatory approval process for any Product.

ARTICLE 15

General Provisions

15.1 Relationship of the Parties

Nothing herein shall be deemed to establish a relationship of principal and agent between Histogen and Suneva, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between Histogen and Suneva, or as creating any other form of legal association or arrangement, which would impose liability upon one party for the act or failure to act of the other party. No employee or representative of a party shall have any authority to bind or obligate the other party to this Agreement in any manner whatsoever, or to create or impose any contractual or other liability on the other party without said party’s approval. For all purposes, the parties’ legal relationship under this Agreement to each other shall be that of independent contractors.

15.2 Assignment

This Agreement and the rights and duties appertaining hereto may not be assigned or otherwise transferred by either party without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. However, if a party is acquired by a Third Party, or if substantially all of the assets of a party are acquired by a Third Party, then the party may assign its rights and obligations to said acquiring Third Party without the consent of the other party.

15.3 Binding Nature and Inurement

This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns. For the avoidance of doubt, a Change of Control will not terminate and is not grounds for termination of this License Agreement or the Supply Agreement.

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15.4 Entire Agreement; Amendment

The parties hereto acknowledge that this Agreement (including the Schedules hereto and the Supply Agreement) sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties hereto, and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof, including the Original Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

15.5 Further Assurances

From time to time during the Term, at the reasonable request of either party, the other party shall execute and deliver such documents and take such other action as the requesting party may reasonably request to consummate more effectively the transactions contemplated hereby.

15.6 Governing Law

This Agreement, and any disputes arising directly or indirectly from this Agreement, shall be governed by and construed and enforced in accordance with the laws of the state of California, without regard to its conflict-of-laws rules. The parties agree that any claims arising under this Agreement shall be exclusively venued in the state and federal courts located in San Diego County, California. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts for any such claims, and waives any objections to the laying of venue in such courts. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy.

15.7 Public Announcements

Except as may be expressly permitted under Article 14 or mandated by Applicable Laws or the rules of any stock exchange, neither party will make any public announcement of any information regarding this Agreement without the prior written consent of the other party. Once any statement is approved for disclosure by the parties, either party may make a subsequent public disclosure containing the same information disclosed in such prior public announcement without further approval of the other party.

15.8 Notices

All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, one (1) business day after being sent by major overnight courier, or four (4) business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to each party at its respective address set forth below ( or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto).

If to Histogen:

10655 Sorrento Valley Road

San Diego, CA 92121

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Attn: President

With a copy to:

DLA Piper

4365 Executive Drive, Suite 1100

San Diego, CA 92121

Attn: Knox Bell

If to Suneva:

5870 Pacific Center Blvd

San Diego, CA 92121

Attn: Nicholas L. Teti, Jr., CEO

With a copy to:

5383 Hollister Avenue, Suite 260

Santa Barbara, CA 93111

Attn: Stewart M. Brown, VP & General Counsel

15.9 Payment of Own Fees and Expenses

Each of Suneva and Histogen shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and, except as specified herein, the agreements and transactions contemplated hereby.

15.10 Severability

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

15.11 Waiver

The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver of any rights or failure to act in a specific instance must be, with respect any waiver, provided in writing to be effective and relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

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15.12 Headings

The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, the use of the terms “include”, “includes” and “including” are not limiting.

15.13 Counterparts; Facsimile

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered to the other party by facsimile signature; such transmission will be deemed a valid signature.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated License Agreement by their duly authorized representatives.

SUNEVA MEDICAL, INC.		HISTOGEN, INC.

By:	/s/ Nicholas L. Teti, Jr.	By:	/s/ David Nassif
Name:	Nicholas L. Teti, Jr.	Name:	David Nassif
Title:	Chairman & CEO	Title:	President